Exhibit 99.1

March 28, 2019

Dear Fellow Shareholders:

I am pleased to reflect on our progress over the past year as we continue to transform our company. In 2018, we made improvements in cost, quality and manufacturing as we progress to becoming the leading supplier of clinical solutions for complex rehabilitation and post-acute care. We continue to see the positive impact of these changes supporting our customers, helping end-users, engaging our colleagues and in our financial results. We still have more to do to complete the transformation, and we remain confident we have the talent and resources to succeed.

I am proud of our team’s accomplishments in 2018. We increased commercial effectiveness in mobility and seating in North America, launched innovative new products globally, meaningfully reduced operating expenses and continued to simplify our supply chain structure. Our annual results show the benefits of these actions.

We continue to invest in our people and our pipeline of innovative products, with an unwavering focus on improving financial performance. Demand for our products continues to be strong. There is no question that our industry was impacted in the U.S. by changing market dynamics, tariffs and national competitive bidding in 2018. These changing dynamics reinforce our strategy to invest in product innovation as we strive to be our customers’ supplier of choice.

We made significant progress throughout the year to drive profitable sales, reduce expenses and increase margins to return shareholder value. As a shareholder, it was difficult to watch the share price reduction in the fourth quarter following our third quarter earnings release, despite having made significant improvements in the business. It was important to demonstrate our ability to overcome the new external challenges of tariffs and reimbursement changes after our fourth quarter earnings report, and re-commit to our long-term financial objectives on the same time horizon. By mitigating these issues, we have greater resilience in our business plan. Entering 2019, we believe the company is strong and solidly positioned to return to profitability.

I am pleased to report our progress on each of our top priorities in 2018.

Quality Excellence

Long-term quality of earnings is based on doing business “the right way,” so all results we generate begin with Quality. I am very proud of the accomplishments we delivered on our unequivocal commitment to quality excellence and regulatory compliance. The investments we made in our quality system, as well as in manufacturing and design processes, have resulted in our ability to sustain our leadership in providing products of the highest quality. As a direct result of our actions, our company has closed all remaining FDA warning letters and, for the first time since 2010, our company has no open warning letters from the FDA for any Invacare facility. Emblematic of our improvements, our European, Asia Pacific and primary North America operations received certification to ISO 13485-2016, a challenging international standard for quality systems. Efforts like these, while ongoing, will continue to be the cornerstone of our transformation and will sustain the competitive leverage our products create.

Driving Innovation

Since its founding, Invacare has had a reputation as a leading developer of novel technology. In 2018, we introduced new products in mobility, hygiene and adaptive sports equipment to drive growth and keep our position as an innovation leader. Innovative new products play a key part in our strategy to win new business by providing solutions that deliver unique benefits our customers and end users want. For the past four years, we have been enhancing our product development process to develop products with deep user insights and rapid development timelines. We are just starting to see the increased output from our enhanced R&D process, and we look forward to even more productivity in the coming years.

Invacare Corporation
One Invacare Way, Elyria, OH 44035 USA
440-329-6000 www.invacare.com

Exhibit 99.1

Doing Business Simply

Invacare’s future relies on our ability to reduce complexity and cost at every step in our value chain. Channels of trade have changed significantly over the past several years. Customers have ever higher expectations of simplicity of doing business, from quoting, to ordering, tracking, delivery and access to after-sales services. We recognize that our enduring success will be enabled by streamlined processes and having points of access that fit how customers want to transact. In 2018, we implemented changes to our ordering and manufacturing processes which improve lead time and reduce costs. While pleased with our progress, we are not satisfied. Our team continues to invest in infrastructure to advance our product leadership and create exceptional customer experiences.

Achieving Long-Term Financial Objectives

We remain committed to achieving our long-term profitability goals and optimizing our balance sheet to sustain long-term value creation. The impact of external factors brought about by shifts in the global economy, and the ongoing dynamics from national competitive bidding, led us to enhance our transformation strategy and accelerate actions to drive growth and operational improvements to help maintain our pace to achieve our profitability targets.

This enhanced strategy balances innovative growth and product portfolio changes across all regions and cost improvements in supply chain and administrative functions. The actions we initiated in the latter part of 2018 have put us on track to deliver on our pledge. Our plan is centered on:

•	Re-evaluating all business segments and product lines for the potential to be profitable and achieve a leading market position;

•	In Europe, leveraging centralized innovation and supply chain capabilities while reducing the cost and complexity of a legacy infrastructure;

•	In North America, adjusting the portfolio to consistently grow profitably amid cost increases by adding new products, reducing costs and continuing to improve our customers’ experience;

•	In Asia/Pacific, focusing on sustainable growth and expanding in Southeast Asia; and

•	Globally, taking actions to reduce working capital and improve free cash flow.

We are excited by the opportunities created within each of these areas. Sales and profitability in our Europe and Asia/Pacific segments increased in 2018, and the market dynamics within these geographies are healthy. In North America, we gained market share in 2018 in the mobility and seating segment of the complex rehabilitation market. Our operations team has driven efficiencies throughout our manufacturing and distribution processes, which lead to additional cost savings.

Mission-Centric

Our commitment to our mission is unwavering. The Invacare brand is strong and vibrant. The essence of our brand is empowerment - for the people who use our products and in our company culture for how we work. Our transformation relates specifically to how we live the Yes you can® brand promise every day. The hard work of transforming our business is creating exciting leadership opportunities for an empowered team of employees. I am pleased to see the engagement and growth of individuals who are rising to the opportunity. In the end, the strength and engagement of our team members is what will make the difference.

Our goal is to position the organization for sustainable, long-term profitability and increased shareholder value. There will certainly be challenges ahead. The plan to achieve our goals, despite these challenges, is straightforward and focuses on providing our customers differentiated value in a way that creates profit for reinvestment. The relationships with providers, therapists and end users we have developed over time will enable us to thrive. We believe Invacare is well positioned for the future.

We appreciate your investment in and commitment to Invacare.

Sincerely,
Matthew E. Monaghan
Chairman, President and Chief Executive Officer